Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces Second Quarter 2017 Profit

•                  Second quarter 2017 net income of $50 million, or $0.95 per diluted share

•                  Pre-tax income up 22% from second quarter of 2016

•                  Earnings up year-over-year from fleet transition progress and solid operating performance

•                  SkyWest Airlines pilots approve pay agreement extension through mid-2022

ST. GEORGE, Utah, July 27, 2017 — SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for the second quarter of 2017, including net income of $50 million, or $0.95 per diluted share, compared to net income of $40 million, or $0.77 per diluted share for Q2 2016. The improvement in net income over Q2 2016 was primarily due to SkyWest’s continued fleet transition, including the addition of 47 new E175s, and the removal of 51 ERJ145s and 18 CRJ200s since Q2 2016. Additionally, since Q2 2016, SkyWest transitioned 49 CRJ700s from other major airline partners to American Airlines, Inc. (“American”) under a previously announced multi-year agreement, further reducing fleet risk.

Commenting on the results, Chip Childs, Chief Executive Officer of SkyWest, said “Our results reflect strong production, solid operating performance and ongoing fleet transition improvements. We will continue our disciplined strategy to pursue opportunities that will further improve our business model. None of this is possible without our outstanding professionals, and I want to thank them for the work they do each day to provide an excellent product to our customers.”

Q2 2017 Financial Highlights

Revenue was $810 million in Q2 2017, up from $801 million in Q2 2016. The increase in revenue included the net impact of adding 47 new E175 aircraft since Q2 2016, partially offset by the removal of 76 unprofitable or less profitable aircraft over the same period, including 51 ERJ145s, 18 CRJ200s and seven CRJ700s.

Operating expenses were $703 million in Q2 2017, down from $717 million in Q2 2016. The decrease was primarily due to lower direct operating costs from 29 fewer aircraft in service and a 5% reduction in block hour production, partially offset by higher crew training costs associated with the new E175 aircraft deliveries.

Q2 2017 Operational Update

SkyWest Airlines, Inc. (“SkyWest Airlines”) took delivery of ten E175s during Q2 2017. SkyWest Airlines anticipates adding one additional E175 aircraft in Q4 2017, resulting in a total of 104 E175 aircraft by the end of 2017.

During Q2 2017, SkyWest Airlines and ExpressJet Airlines, Inc. (“ExpressJet”) completed the previously announced transition of 49 CRJ700s to American under a multi-year contract. The 49 CRJ700s in service with American were previously operated by SkyWest Airlines or ExpressJet with other major airline partners.

SkyWest Airlines pilots voted in favor of a four-year extension to their current pay agreement, with the new agreement effective July 2017 through mid-2022. The new agreement provides additional compensation for SkyWest Airlines pilots, primarily in profit sharing and 401(k) match.  The financial terms of the agreement were not disclosed.  SkyWest Airlines anticipates the new agreement will allow it to continue to provide outstanding pilot careers, meet its mainline partners’ needs and provide better visibility for long-term growth opportunities.

Operating Performance:

Flight completion rates at SkyWest Airlines and ExpressJet for Q2 2017 and Q2 2016 are summarized as follows:

	SkyWest Airlines		ExpressJet
	Q2 2017	Q2 2016	Q2 2017	Q2 2016
Adjusted Completion *	99.9%	99.9%	99.9%	99.9%
Raw Completion	98.9%	99.1%	97.6%	98.2%

* Adjusted Completion excludes weather cancellations. Raw Completion includes weather cancellations.

Q2 2017 Capital and Liquidity

SkyWest had $635 million in cash and marketable securities at June 30, 2017, up $70 million from December 31, 2016 and up $48 million from March 31, 2017. During the second quarter of 2017, SkyWest used $15 million in cash and $25 million in previously paid deposits toward the purchase of ten E175 aircraft. SkyWest did not repurchase any stock this quarter under its $100 million share repurchase program of which $90 million remains authorized.

SkyWest issued $227 million in long-term debt during Q2 2017 to finance ten E175s delivered during the quarter. Total debt increased by $145 million during the second quarter of 2017 from the new E175 aircraft acquired, net of scheduled principal payments.

In Q2 2017, excluding aircraft purchased, SkyWest used $21 million for other capital investments, including spare engines and aircraft parts.

About SkyWest

SkyWest, Inc. is the holding company for two scheduled passenger airline operations and an aircraft leasing company. SkyWest’s airline companies provide commercial air service in cities throughout North America with more than 3,000 daily flights carrying more than 50 million passengers annually. SkyWest Airlines operates through partnerships with United Airlines (“United”), Delta Air Lines (“Delta”), American and Alaska Airlines (“Alaska”). ExpressJet Airlines operates through partnerships with United, Delta and American. Based in St. George, Utah, SkyWest continues to set the standard for excellence across the regional industry with unmatched value for customers, shareholders and its more than 18,000 employees.

SkyWest will host its conference call to discuss second quarter 2017 results today, July 27, 2017, at 2:30 p.m. Mountain Time. The conference call number is 1-877-418-5293 for domestic callers, 1-866-605-3852 for Canada callers and 1-412-717-9593 for other international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at https://www.webcaster4.com/Webcast/Page/1088/21885.This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the second quarter 2017 earnings call, participation at investor conferences, investor presentations and monthly traffic statistic releases, can be accessed at inc.skywest.com.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts”, “expects,” “intends,” “believes,” “anticipates,” “estimates”, “should,” “likely” and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statement. Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines or ExpressJet, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to, the prospects of entering into agreements with existing or other carriers to fly new aircraft, ongoing negotiations between SkyWest, SkyWest Airlines and ExpressJet and their major partners regarding their contractual obligations, uncertainties regarding operation of new aircraft, the ability to attract and retain qualified pilots, the impact of regulatory issues such as pilot rest rules and qualification requirements, and the ability to obtain aircraft financing.

Actual operational and financial results of SkyWest, SkyWest Airlines and ExpressJet will likely also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the challenges and costs of integrating operations and realizing anticipated synergies and other benefits from the acquisition of ExpressJet; the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; the financial stability of SkyWest’s major partners and any potential impact of their financial condition on the operations of SkyWest, SkyWest Airlines, or ExpressJet; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest’s operating airlines conduct flight operations; variations in market and economic conditions; significant aircraft lease and debt commitments; realization of manufacturer residual value guarantees on applicable SkyWest aircraft; residual aircraft values and related impairment charges; labor relations and costs; the impact of global instability; rapidly fluctuating fuel costs, and potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; the ability to attract and retain qualified pilots and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016
OPERATING REVENUES
Passenger	$791,341	$784,813	$1,536,752	$1,529,203
Ground handling and other	18,418	16,525	38,422	34,211
Total operating revenues	809,759	801,338	1,575,174	1,563,414

OPERATING EXPENSES
Salaries, wages and benefits	295,929	304,228	595,969	609,785
Aircraft maintenance, materials and repairs	152,356	142,289	284,681	281,149
Depreciation and amortization	71,206	69,887	141,320	137,688
Aircraft rentals	55,413	72,567	113,123	139,691
Aircraft fuel	37,183	32,306	71,493	57,638
Ground handling services	15,902	16,743	35,436	37,727
Other operating expenses	75,174	79,181	150,262	153,790
Total operating expenses	703,163	717,201	1,392,284	1,417,468
OPERATING INCOME	106,596	84,137	182,890	145,946
OTHER INCOME (EXPENSE)
Interest income	1,330	485	1,990	915
Interest expense	(27,063)	(18,287)	(51,612)	(36,012)
Total other expense, net	(25,733)	(17,802)	(49,622)	(35,097)

INCOME BEFORE INCOME TAXES	80,863	66,335	133,268	110,849
PROVISION FOR INCOME TAXES	30,386	26,091	48,005	43,513
NET INCOME	$50,477	$40,244	$85,263	$67,336

BASIC EARNINGS PER SHARE	$0.98	$0.78	$1.65	$1.31
DILUTED EARNINGS PER SHARE	$0.95	$0.77	$1.61	$1.29

Weighted average common shares
Basic	51,751	51,418	51,785	51,318
Diluted	52,977	52,194	53,090	52,104

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	June 30, 2017	December 31, 2016
Cash, restricted cash, and marketable securities	$634,519	$564,907
Other current assets	312,490	352,885
Total current assets	$947,009	$917,792
Property and equipment, net	4,112,541	3,782,897
Deposit on aircraft	21,976	38,800
Other long term assets	279,087	268,477
Total assets	$5,360,613	$5,007,966

Current portion, long-term debt	$306,849	$305,460
Other current liabilities	472,241	441,805
Total current liabilities	$779,090	$747,265

Long-term debt, net of current maturities	2,452,663	2,240,051
Other long-term liabilities	706,318	669,707
Stockholders’ equity	1,422,542	1,350,943
Total liabilities and stockholders’ equity	$5,360,613	$5,007,966

Unaudited Operating Highlights

	Three Months Ended June 30				Six Months Ended June 30
	2017	2016	Change		2017	2016	Change
Block hours	467,100	493,336	(5.3)%		919,783	980,209	(6.2)%
Departures	280,326	296,454	(5.4)%		544,188	582,929	(6.6)%

Passengers carried	13,364,974	13,915,405	(4.0)%		25,385,351	26,583,951	(4.5)%
Passenger load factor	81.8%	83.2%	(1.4	)pts	80.3%	81.1%	(0.8	)pts

Average passenger trip length	511	521	(1.9)%		515	526	(2.1)%

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s total fleet in service decreased by six aircraft during Q2 2017, as follows:

Aircraft in scheduled service at March 31, 2017:		632
Additions:
New E175 aircraft added with United:	5
New E175 aircraft added with Delta:	5
Total Additions:		10
Removals:
ERJ145 aircraft removed from service:	(13)
CRJ200 aircraft removed from service:	(2)
CRJ700 aircraft removed from service:	(1)
Total Removals:		(16)
Aircraft in scheduled service at June 30, 2017:		626

SkyWest’s total fleet in service decreased by 29 aircraft over the last twelve months, as follows:

Aircraft in scheduled service at June 30, 2016:		655
Additions:
New E175 aircraft added with United:	18
New E175 aircraft added with Delta:	18
New E175 aircraft added with Alaska:	11
Total Additions:		47
Removals:
ERJ145 aircraft removed from service:	(51)
CRJ200 aircraft removed from service:	(18)
CRJ700 aircraft removed from service:	(7)
Total Removals:		(76)
Aircraft in scheduled service at June 30 2017:		626

SkyWest, Inc. and Subsidiaries

Additional Operational Information (continued and unaudited)

Completed Block Hours by Aircraft Type and by Airline

	Three months ended June 30			Six months ended June 30
	2017	2016	Variance %	2017	2016	Variance %
By Aircraft Type:
E175s	90,051	50,499	78.3	169,979	93,613	81.6
CRJ700/900s	145,565	160,062	(9.1)	282,426	319,368	(11.6)
Dual-class aircraft	235,616	210,561	11.9	452,405	412,981	9.5

CRJ200s	137,477	160,271	(14.2)	270,751	317,029	(14.6)
ERJ145/135s	94,007	122,504	(23.3)	196,627	250,199	(21.4)
50-seat aircraft	231,484	282,775	(18.1)	467,378	567,228	(17.6)
Total Block Hours	467,100	493,336	(5.3)	919,783	980,209	(6.2)

	Three months ended June 30			Six months ended June 30
	2017	2016	Variance %	2017	2016	Variance %
By Airline:
SkyWest Airlines	303,921	281,622	7.9	581,756	553,158	5.2
ExpressJet	163,179	211,714	(22.9)	338,027	427,051	(20.8)
Total Block Hours	467,100	493,336	(5.3)	919,783	980,209	(6.2)

Quarterly Fleet, Block Hour and ASM Production Forecast for 2017

	As of 12/31/2016	As of 3/31/2017	As of 6/30/2017	As of 9/30/2017	As of 12/31/2017
	(Actual)	(Actual)	(Actual)	(Estimate)	(Estimate)
Fleet (1):
E175s	86	93	103	103	104
CRJ700/900s	194	194	193	195	193
CRJ200s	213	208	206	188	195
ERJ145s/135s	159	137	124	119	100
Totals	652	632	626	605	592

	Q1-2017	Q2-2017	Q3-2017	Q4-2017	Total 2017
	(Actual)	(Actual)	(Estimate)	(Estimate)	(Estimate)
Production (2):
Block Hours	452,683	467,100	469,000	445,000	1,834,000
ASMs (in billions)	8.0	8.3	8.5	8.3	33.1

(1) Fleet count excludes aircraft removed from scheduled service. Actual fleet counts may vary from the forecast due to timing of aircraft removed from service, timing of aircraft transitioned into service and timing of new aircraft deliveries.

(2) Actual production may vary from estimates for various reasons including, but not limited to, timing of aircraft removals and deliveries and anticipated flight completion rates.